Exhibit 10.6

FOURTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

THE HAGERTY GROUP, LLC

DATED AS OF DECEMBER 2, 2021

THE LIMITED LIABILITY COMPANY INTERESTS IN THE HAGERTY GROUP, LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THE LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

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FOURTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

THE HAGERTY GROUP, LLC

This FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, supplemented or restated from time to time, this “Agreement”) is entered into as of December 2, 2021, by and among The Hagerty Group, LLC, a Delaware limited liability company (the “Company”), Hagerty, Inc., a Delaware corporation (“PubCo”), Hagerty Holding Corp., a Delaware corporation (“HHC”), Markel Corporation, a Virginia corporation (“Markel”), and each other Person who is or at any time becomes a Member in accordance with the terms of this Agreement and the Act. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, the Company was formed under the provisions of the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.), as amended from time to time (the “Act”), as a result of the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on September 23, 2009, and, from the time of formation until January 1, 2010, the Company was governed by the Limited Liability Company Agreement of the Company, dated as of September 23, 2009;

WHEREAS, from January 1, 2010 until September 30, 2014, the Company was governed by the First Amended and Restated Limited Liability Company Agreement of the Company, dated as of January 1, 2010 and amended as of January 1, 2012;

WHEREAS, from September 30, 2014 until June 20, 2019, the Company was governed by the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of September 30, 2014 and amended as of February 28, 2019;

WHEREAS, from June 20, 2019 until the date hereof, the Company was governed by the Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of June 20, 2019 (the “Third Amended and Restated LLC Agreement”);

WHEREAS, HHC and Markel have been the members of the Company since the March 17, 2019;

WHEREAS, pursuant to the terms of that certain Business Combination Agreement, dated as of August 17, 2021, (the “Business Combination Agreement”), by and among PubCo, the Company and Aldel Merger Sub LLC, it was agreed that PubCo would be admitted as a Member of the Company in connection with the transactions contemplated thereby (the “Business Combination”);

WHEREAS, pursuant to the Business Combination Agreement, and as more fully described therein, (i) PubCo shall contribute to the Company the Contributed Cash (as defined in the Business Combination Agreement), (ii) the Company shall issue 85,332,500 Units to PubCo and (iii) the Units held by HHC will convert into the right to receive the Mixed Consideration (as defined in the Business Combination Agreement) and the Units held by Markel will convert into the right to receive the Equity Consideration (as defined in the Business Combination Agreement);

WHEREAS, the Units owned by each of the Members immediately after the Business Combination are set forth on Exhibit A; and

WHEREAS, the Members of the Company desire to amend and restate the Third Amended and Restated LLC Agreement and adopt this Agreement, which shall supersede and replace the Third Amended and Restated LLC Agreement in its entirety as of the date hereof.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.1            Definitions. As used in this Agreement and the Schedules and Exhibits attached to this Agreement, the following definitions shall apply:

“501(c) Organization” means an entity that is exempt from taxation under Section 501(c)(3) or Section 501(c)(4) of the Internal Revenue Code (or any successor provision thereto).

“Act” has the meaning given to such term in the recitals hereof.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

“Adjusted Basis” has the meaning given such term in Section 1011 of the Code.

“Adjusted Capital Account Deficit” means the deficit balance, if any, in such Member’s Capital Account at the end of any Fiscal Year or other taxable period, with the following adjustments:

(a)	credit to such Capital Account any amount that such Member is obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such year in Company Minimum Gain and Member Minimum Gain; and

(b)	debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Sections 1.704-1(b)(2)(ii)(d) and 1.704-2 and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For these purposes, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that, for purposes of this Agreement, (a) no Member shall be deemed an Affiliate of the Company or any of its Subsidiaries and (b) none of the Company or any of its Subsidiaries shall be deemed an Affiliate of any Member.

“Agreement” is defined in the preamble to this Agreement.

“Alliance Agreement” means that certain Fourth Amended and Restated Master Alliance Agreement, dated as of December [●], 2021, by and between the Company and Markel, as the same may be amended, supplemented or restated from time to time.

“beneficially own” and “beneficial owner” shall be as defined in Rule 13d-3 of the rules promulgated under the Exchange Act.

“Board” means the board of directors of PubCo.

“Business” means (a) the automotive lifestyle, brand, membership, roadside assistance, media, content and valuation businesses and personal and commercial collector vehicle and other collectible insurance business, (b) ancillary businesses relating to the preservation, safety and enjoyment of vehicles, boats and collectibles and (c) any other business in which the Company and its Subsidiaries are engaged.

“Business Combination” is defined in the recitals to this Agreement.

“Business Combination Agreement” is defined in the recitals to this Agreement.

“Business Day” means any day (other than a Saturday or Sunday) on which commercial banks in the city of the Company’s principal place of business are generally open for business.

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with Section 3.4.

“Capital Contribution” means, with respect to any Member, the amount of cash and the initial Gross Asset Value of any property (other than cash) contributed to the Company by such Member. Any reference to the Capital Contribution of a Member will include any Capital Contributions made by a predecessor holder of such Member’s Units to the extent that such Capital Contribution was made in respect of Units Transferred to such Member.

“Change of Control” means the occurrence of any of the following events or series of events after the closing of the Business Combination:

(a)	any Person (excluding a corporation or other entity owned, directly or indirectly, by the shareholders of PubCo in substantially the same proportions as their ownership of PubCo Shares and excluding the Members and their Affiliates) is or becomes the beneficial owner, directly or indirectly, of securities of PubCo representing greater voting power of PubCo than the voting power of PubCo held by HHC at such time;

(b)	there is consummated a merger or consolidation of PubCo with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the voting securities of PubCo immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(c)	the shareholders of PubCo approve a plan of complete liquidation or dissolution of PubCo or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by PubCo of all or substantially all of PubCo’s assets, other than such sale or other disposition by PubCo of all or substantially all of PubCo’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of PubCo in substantially the same proportions as their ownership of PubCo immediately prior to such sale.

“Change of Control Exchange Date” is defined in Section 3.6.

“Charitable Trust” means a trust that is a 501(c) Organization (whether a determination letter with respect to such exemption is issued before, at or after the date hereof), and further includes any successor entity that is a 501(c) Organization upon a conversion of, or transfer of all or substantially all of the assets of, a Charitable Trust to such successor entity (whether a determination letter with respect to such successor’s exemption is issued before, at or after the conversion date).

“Class A Shares” means, as applicable, (a) the Class A Common Stock, par value $0.0001 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that become payable in consideration for the Class A Shares or into which the Class A Shares is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class V Shares” means, as applicable, (a) the Class V Common Stock, par value $0.0001 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that become payable in consideration for the Class V Shares or into which the Class V Shares is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commission” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Company” is defined in the preamble to this Agreement.

“Company Level Taxes” means any U.S. federal, state, or local taxes, additions to tax, penalties, and interest payable by the Company or any of its Subsidiaries as a result of any examination of the Company’s or any of its Subsidiaries’ affairs by any U.S. federal, state, or local tax authorities, including resulting administrative and judicial proceedings under the Partnership Tax Audit Rules.

“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d). It is further understood that Company Minimum Gain shall be determined in a manner consistent with the rules of Treasury Regulations Section 1.704-2(b)(2), including the requirement that if the adjusted Gross Asset Value of property subject to one or more Nonrecourse Liabilities differs from its adjusted tax basis, Company Minimum Gain shall be determined with reference to such Gross Asset Value.

“Company Representative” has the meaning assigned to the term “partnership representative” in Section 6223 of the Code and any “designated individual,” if applicable, as defined in the Treasury Regulations promulgated thereunder (including, in each case, any similar capacity or role under relevant state or local law), as appointed pursuant to Section 9.4.

“Contract” means any written agreement, contract, lease, sublease, license, sublicense, obligation, promise or undertaking.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Covered Audit Adjustment” means an adjustment to any partnership-related item (within the meaning of Section 6241(2)(B) of the Code) to the extent such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code or any analogous provision of state or local Law.

“Covered Person” is defined in Section 6.2(a).

“Debt Securities” means any and all debt instruments or debt securities that are not convertible or exchangeable into Equity Securities of PubCo.

“Depreciation” means, for each Fiscal Year or other taxable period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other taxable period, except that (a) with respect to any such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Fiscal Year or other taxable period shall be the amount of book basis recovered for such Fiscal Year or other taxable period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or other taxable period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other taxable period bears to such beginning Adjusted Basis; provided, however, that if the Adjusted Basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year or other taxable period is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time (or any corresponding provisions of succeeding law).

“Discount” means any underwriters’ discounts or commissions and brokers’ fees or commissions.

“Equity Securities” means (a) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person as well as debt or equity instruments convertible, exchangeable or exercisable into any such units, interests, rights or other ownership interests and (b) with respect to a corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excess Tax Amount” is defined in Section 9.5(c).

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Exchange Agreement” means that certain exchange agreement, dated as of the date hereof, by and among PubCo, the Company, HHC, Markel and such other Persons from time to time party thereto, as the same may be amended, supplemented or restated from time to time, attached hereto as Exhibit B.

“Exchange Transaction” means an exchange of Units and Class V Shares for Class A Shares pursuant to, and in accordance with, the Exchange Agreement.

“Fair Market Value” means the fair market value of any property as reasonably determined by the Managing Member after taking into account such factors as the Managing Member shall deem appropriate.

“Family Member” means a spouse, sibling or spouse of a sibling, lineal descendant (whether natural or adopted) or spouse of a lineal descendant, or any trust created for the benefit of any such individual or of which any of the foregoing is a beneficiary.

“Federal Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, and all rules and regulations promulgated thereunder.

“Fiscal Year” means the fiscal year of the Company, which shall end on December 31 of each calendar year unless, for U.S. federal income tax purposes, another fiscal year is required. The Company shall have the same fiscal year for U.S. federal income tax purposes and for accounting purposes.

“GAAP” means U.S. generally accepted accounting principles at the time.

“Governmental Entity” means any federal, national, supranational, state, provincial, local, foreign or other government, governmental, stock exchange, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Gross Asset Value” means, with respect to any asset, the asset’s Adjusted Basis for U.S. federal income tax purposes, except as follows:

(a)	the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset as of the date of such contribution;

(b)	the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values as of the following times: (i) the acquisition of an interest (or additional interest) in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1), (iv) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a noncompensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); or (v) any other event to the extent determined by the Managing Member to be permitted and necessary or appropriate to properly reflect Gross Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(q); provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any noncompensatory options are outstanding upon the occurrence of an event described in this subsection (b)(i) through (b)(v), the Company shall adjust the Gross Asset Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);

(c)	the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of such distribution;

(d)	the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the Adjusted Basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subsection (f) in the definition of “Profits” or “Losses” below or Section 4.2(h); provided, however, that the Gross Asset Value of a Company asset shall not be adjusted pursuant to this subsection(d) to the extent the Managing Member determines that an adjustment pursuant to subsection (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and

(e)	if the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subsections (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits, Losses, and other items allocated pursuant to Article IV.

“HHC” is defined in the preamble to this Agreement.

“Indebtedness” of a Person means (a) all obligations of such Person for borrowed money (including capitalized lease obligations, sale-leaseback transactions or other similar transactions, however evidenced), (b) any other obligations in respect of principal or interest of such Person that is evidenced by a note, bond, debenture, draft or similar instrument, and (c) lines of credit and any other agreements relating to the borrowing of money or extension of credit.

“Insurance Policy” means any treaty, policy, binder or contract of insurance or reinsurance, including any amendments or endorsements thereto, which may be evidenced by group or individual policy forms, certificates, binders or slips.

“Interest” means the entire interest of a Member in the Company, including the Units and all of such Member’s rights, powers and privileges under this Agreement and the Act.

“Investment Company Act” means the Investment Company Act of 1940, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Law” means any statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law) of any Governmental Entity.

“Legal Action” is defined in Section 11.8.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Liquidating Event” is defined in Section 10.1.

“Managing Member” means PubCo, in its capacity as sole managing member of the Company. The Managing Member shall be the “manager” of the Company for the purposes of the Act.

“Markel” is defined in the recitals to this Agreement.

“Member” means any Person that executes this Agreement as a Member, and any other Person admitted to the Company as an additional or substituted Member, in each case, that has not made a disposition of such Person’s entire Interest.

“Member Minimum Gain” has the meaning ascribed to “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i). It is further understood that the determination of Member Minimum Gain and the net increase or decrease in Member Minimum Gain shall be made in the same manner as required for such determination of Company Minimum Gain under Treasury Regulations Sections 1.704-2(d) and 1.704-2(g)(3).

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“National Securities Exchange” means an exchange registered with the Commission under the Exchange Act.

“New Business Opportunity” is defined in Section 7.4(d).

“New Business Proponent” is defined in Section 7.4(d).

“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulations Section 1.704-2(b).

“Nonrecourse Liability” is defined in Treasury Regulations Section 1.704-2(b)(3).

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, together with any final or temporary Treasury Regulations, Revenue Rulings, and case law interpreting Sections 6221 through 6241 of the Code (and any analogous provision of state or local tax Law).

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Plan Asset Regulations” means the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations as the same may be amended from time to time.

“Proceeding” is defined in Section 6.2(a).

“Profits” or “Losses” means, for each Fiscal Year or other taxable period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)	any income or gain of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b)	any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c)	if the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) or (c) of the definition of Gross Asset Value above, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the Company asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the Company asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 4.2, be taken into account for purposes of computing Profits or Losses;

(d)	gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(e)	in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;

(f)	to the extent an adjustment to the adjusted tax basis of any asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g)	any items of income, gain, loss or deduction that are specifically allocated pursuant to the provisions of Section 4.2 shall not be taken into account in computing Profits or Losses for any taxable year, but such items available to be specially allocated pursuant to Section 4.2 will be determined by applying rules analogous to those set forth in subsections (a) through (f) above.

“Property” means all real and personal property owned by the Company from time to time, including both tangible and intangible property.

“PubCo” is defined in the recitals to this Agreement.

“PubCo Approved Change of Control” means any Change of Control specified in clause (b) of the definition thereof that meets the following conditions: (i) such Change of Control was duly approved by the Board and the holders of the PubCo Shares prior to such Change of Control, (ii) such Change of Control results in an early termination of and acceleration of payments under the Tax Receivable Agreement, and (iii) the terms of such Change of Control provide for the consideration for the Units in such Change of Control to consist solely of (A) freely and immediately tradeable common equity securities of an issuer listed on a national securities exchange or (B) cash.

“PubCo Shares” means all shares of stock in PubCo, including the Class A Shares and the Class V Shares.

“PubCo Tax-Related Liabilities” means (a) any aggregate federal, state, local, and non- U.S. tax obligations (including any Company Level Taxes for which PubCo is liable hereunder) owed by PubCo and (b) any obligations under the Tax Receivable Agreement payable by PubCo.

“Public Offering” means an underwritten offering and sale of Equity Securities to the public pursuant to a registration statement, including a “bought” deal or “overnight” public offering.

“Qualified Entity” means, with respect to a Qualified Holder: (i) a Qualified Trust solely for the benefit of (A) such Qualified Holder, or (B) one or more Family Members of such Qualified Holder; (ii) any general partnership, limited partnership, limited liability company, corporation, public benefit corporation or other entity with respect to which Voting Control is held by or which is wholly owned, individually or collectively, by (A) such Qualified Holder, (B) one or more Family Members of such Qualified Holder or (C) any other Qualified Entity of such Qualified Holder; (iii) any Charitable Trust validly created by a Qualified Holder; (iv) a revocable living trust, which revocable living trust is itself both a Qualified Trust and a Qualified Holder, during the lifetime of the natural person grantor of such trust; and (v) any 501(c) Organization or Supporting Organization over which (A) such Qualified Holder, (B) one or more Family Members of such Qualified Holder or (C) any other Qualified Entity of such Qualified Holder, individually or collectively, control the appointment of a majority of all trustees, board members, or members of a similar governing body, as applicable.

“Qualified Holder” means (i) HHC, (ii) Markel, or (iii) a Qualified Transferee of the foregoing.

“Qualified Transfer” means any Transfer of Units: (i) by a Qualified Holder (or the estate of a deceased Qualified Holder) to (A) one or more Family Members of such Qualified Holder or (B) any Qualified Entity of such Qualified Holder; (ii) by a Qualified Entity of a Qualified Holder to (A) such Qualified Holder or one or more Family Members of such Qualified Holder or (B) any other Qualified Entity of such Qualified Holder; or (iii) by a Qualified Holder that is a natural person or revocable living trust to a 501(c) Organization or a Supporting Organization, as well as any Transfer by a 501(c) Organization to a Supporting Organization of which such 501(c) Organization (x) is a supported organization (within the meaning of Section 509(f)(3) of the Internal Revenue Code (or any successor provision thereto)), and (y) has the power to appoint a majority of the board of directors, in each case solely so long as such 501(c) Organization or such Supporting Organization, as applicable, irrevocably elects, no later than the time such share of Class V Shares is Transferred to it, that such share of Class V Shares shall automatically be converted into Class A Shares upon the death of such Qualified Holder or the natural person grantor of such Qualified Holder.

“Qualified Transferee” means a Transferee of Units received in a Transfer that constitutes a Qualified Transfer.

“Qualified Trust” means a bona fide trust where each trustee is (i) a Qualified Holder, (ii) a Family Member of a Qualified Holder or (iii) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, accounting, legal or financial advisor, or bank trust departments.

“Reclassification Event” means any of the following: (a) any reclassification or recapitalization of PubCo Shares (other than as a result of a subdivision or combination or any transaction subject to Section 3.1(g)), (b) any merger, consolidation or other combination involving PubCo, or (c) any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of PubCo to any other Person, in each of clauses (a), (b) or (c), as a result of which holders of PubCo Shares shall be entitled to receive cash, securities or other property for their PubCo Shares.

“Redemption” means any redemption of Units pursuant to this Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement, by and among PubCo and the Members, to be entered into concurrently with the closing of the Business Combination.

“Regulatory Allocations” is defined in Section 4.2(i).

“Restricted Business” means (a) the property and casualty insurance business in respect of personal or commercial classic, collectible (including modern collectible) and antique cars and boats; and (b) the (i) automotive lifestyle business, (ii) automotive membership, automotive marketplace, automotive association, automotive foundation or automotive club services business, (iii) automotive roadside assistance services business, (iv) automotive media and automotive media content (including magazines) business, (v) business of providing automotive warranties, (vi) the automotive financing business, (vii) the automotive leasing or peer-to-peer rental platform business, and (viii) the activities described on Schedule 7.4(b), in each case of the above clauses (i) through (viii), in respect of personal or commercial classic, collectible (including modern collectible) and antique cars and boats, it being acknowledged and agreed that the activities comprising clause (b) are to be narrowly construed to include such activities to the extent they relate primarily to personal or commercial classic, collectible (including modern collectible) and antique cars and boats, and shall not apply to activities that relate primarily to a business, product, industry or service other than personal or commercial classic, collectible (including modern collectible) and antique cars and boats; provided, that, nothing in this definition shall prohibit, preclude or restrict, or be construed to prohibit, preclude or restrict (A) providing insurance for any Person where the coverage of personal or commercial classic, collectible (including modern collectible) and antique cars and boats is ancillary to the primary coverage for such Person or (B) providing reinsurance or similar protection in any form, other than reinsurance the primary purpose or effect of which is to provide coverage on Insurance Policies of the type marketed, produced, sold, underwritten or administered in connection with the Alliance Business (as defined in the Alliance Agreement).

“Restricted Period” means for any Member or any of its Affiliates, the period from the date of this Agreement until the date one (1) year after the first date on which such Member no longer owns, directly or indirectly, beneficially or of record, any Units; provided, that for Markel and its Affiliates, “Restricted Period” means the period from the date of this Agreement until the date one (1) year after the first date on which Markel and its Affiliates no longer hold at least fifty percent (50%) of the common shares of PubCo it owns as of the closing of the Business Combination (taking into account any securities issued with respect to such common shares, any share equivalents and any adjustments to such common shares, including pursuant to a stock dividend, stock split, reclassification, recapitalization or pursuant to an exchange (including a merger or consolidation)); provided, further, that the Restricted Period for any Member and any of its Affiliates shall terminate upon a Change of Control.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Subsidiary” means, with respect to any specified Person, any other Person with respect to which such specified Person (a) has, directly or indirectly, the power, through the ownership of securities or otherwise, to elect a majority of directors or similar managing body or (b) beneficially owns, directly or indirectly, a majority of such Person’s Equity Securities.

“Supporting Organization” means an entity that is exempt from taxation under Section 501(c)(3) or Section 501(c)(4) and described in Section 509(a)(3) of the Internal Revenue Code (or any successor provision thereto).

“Tax Contribution Obligation” is defined in Section 9.5(c).

“Tax Offset” is defined in Section 9.5(c).

“Tax Receivable Agreement” means that certain tax receivable agreement, dated as of the date hereof, by and among PubCo, the Company, HHC, Markel and such other persons from time to time party thereto, as the same may be amended, supplemented or restated from time to time.

“Tax-Related Liabilities” means an amount, as determined in good faith by the Managing Member, equal to aggregate federal, state, local, and non-U.S. tax payable by direct or indirect holders of equity interests in the Company on the taxable income attributable to the Company or any of its direct or indirect Subsidiaries, assuming the applicability of the highest marginal U.S. federal, state, and local income tax rates.

“Third Amended and Restated LLC Agreement” is defined in the recitals to this Agreement.

“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor, by operation of law or otherwise), transfer, sale, pledge or hypothecation (other than a bona fide pledge to secure indebtedness) or other disposition and, when used as a verb, voluntarily or involuntarily, directly or indirectly (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor or any Person that controls the Transferor, by operation of law or otherwise), to transfer, sell, pledge or hypothecate or otherwise dispose of; provided, however, that, notwithstanding anything in this Agreement to the contrary, the transfer of Equity Securities in Markel or any direct or indirect owner thereof shall not be deemed a Transfer for any purpose of this Agreement. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of Delaware.

“Units” means the Units issued or purchased pursuant to the Business Combination Agreement or issued pursuant to the terms of this Agreement and shall also include any Equity Security of the Company issued in respect of or in exchange for Units, whether by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization.

“Voting Control” with respect to any Person, means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and, in any event and without limiting the generality of the foregoing, any Person owning a majority of the voting power of the voting securities of another Person shall be deemed to have voting control of that Person.

“Winding-Up Member” is defined in Section 10.2(a).

Section 1.2            Interpretive Provisions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)	all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

(b)	all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars;

(c)	when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(d)	whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”;

(e)	“or” is disjunctive and is not exclusive;

(f)	pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

(g)	references to any Law shall include any successor legislation and all rules and regulations promulgated thereunder as in effect from time to time in accordance with the terms thereof and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law as amended from time to time;

(h)	the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(i)	whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

Article II

ORGANIZATION OF THE LIMITED LIABILITY COMPANY

Section 2.1            Formation. The Company has been formed as a limited liability company subject to the provisions of the Act upon the terms, provisions and conditions set forth in this Agreement.

Section 2.2            Filing. The Company’s Certificate of Formation has been filed with the Secretary of State of the State of Delaware in accordance with the Act. The Members shall execute such further documents (including amendments to such Certificate of Formation) and take such further action as is appropriate to comply with the requirements of Law for the formation or operation of a limited liability company in Delaware and in all states and counties where the Company may conduct its business.

Section 2.3            Name. The name of the Company is “THE HAGERTY GROUP, LLC” and all business of the Company shall be conducted in such name or, in the discretion of the Managing Member, under any other name.

Section 2.4            Registered Office; Registered Agent. The location of the registered office of the Company and the name and address for service of process on the Company in the State of Delaware are as set forth in the Company’s Certificate of Formation, or such other office, qualified Person or address, as applicable, as the Managing Member may designate from time to time.

Section 2.5            Principal Place of Business. The principal place of business of the Company shall be located in such place as is determined by the Managing Member from time to time.

Section 2.6            Purpose; Powers. The nature of the business or purposes to be conducted or promoted by the Company is to engage in the Business and any other lawful act or activity for which limited liability companies may be formed under the Act. The Company shall have the power and authority to take any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to the accomplishment of the foregoing purpose.

Section 2.7            Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue indefinitely. The Company may be dissolved and its affairs wound up only in accordance with Article X.

Section 2.8            Intent. It is the intent of the Members that the Company be operated in a manner consistent with its treatment as a “partnership” solely for U.S. federal (and applicable state and local) income tax purposes. It is also the intent of the Members that the Company not be operated or treated as a “partnership” for any other purpose, including for purposes of Section 303 of the Federal Bankruptcy Code. Neither the Company nor any Member shall take any action inconsistent with the express intent of the parties hereto as set forth in this Section 2.8.

Article III

OWNERSHIP AND CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 3.1            Authorized Units; General Provisions With Respect to Units.

(a)	Subject to the provisions of this Agreement, the Company shall be authorized to issue from time to time such number of Units and such other Equity Securities as the Managing Member shall determine in accordance with Section 3.3. Each authorized Unit may be issued pursuant to such agreements as the Managing Member shall approve, including pursuant to options and warrants. The Company may reissue any Units that have been repurchased or acquired by the Company.

(b)	Except to the extent explicitly provided otherwise herein (including Section 3.3), each outstanding Unit shall be identical.

(c)	Initially, none of the Units will be represented by certificates. If the Managing Member determines that it is in the interest of the Company to issue certificates representing the Units, certificates will be issued and the Units will be represented by those certificates, and this Agreement shall be amended as necessary or desirable to reflect the issuance of certificated Units for purposes of the Uniform Commercial Code. Nothing contained in this Section 3.1(c) shall be deemed to authorize or permit any Member to Transfer its Units except as otherwise permitted under this Agreement.

(d)	The total number of Units issued and outstanding and held by each Member as of the date hereof is set forth in the books and records of the Company. The Company shall update such books and records from time to time to reflect any Transfers of Interests in accordance with this Agreement, the issuance of additional Equity Securities and, subject to Section 11.1(a), subdivisions or combinations of Units made in compliance with Section 3.1(g), in each case, in accordance with the terms of this Agreement.

(e)	If, at any time after the final delivery of Class A Shares by PubCo in the Business Combination, PubCo issues a Class A Share or any other Equity Security of PubCo (other than Class V Shares), other than in connection with an Exchange Transaction, (i) PubCo shall concurrently contribute to the Company the net proceeds (in cash or other property, as the case may be), if any, received by PubCo for such Class A Share or other Equity Security and (ii) the Company shall concurrently issue to PubCo, in accordance with the contributions made pursuant to clause (i), one Unit (if PubCo issues a Class A Share), or such other Equity Security of the Company (if PubCo issues Equity Securities other than Class A Shares) corresponding to the Equity Securities issued by PubCo, and with substantially the same rights to dividends and distributions (including distributions upon liquidation, but taking into account differences resulting from any tax or other liabilities borne by PubCo) and other economic rights as those of such Equity Securities of PubCo to be issued. If PubCo issues any Equity Security for cash to be used to fund the acquisition by PubCo of any Person or the assets of any Person, then PubCo shall not be required to transfer such cash proceeds to the Company but instead PubCo shall be required to contribute such Person or the assets and liabilities of such Person to the Company or any of its Subsidiaries. Notwithstanding the foregoing, this Section 3.1(e) shall not apply to the issuance and distribution to holders of PubCo Shares of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholders rights plan (and upon any redemption of Units for Class A Shares, such Class A Shares will be issued together with a corresponding right under such plan), or to the issuance under PubCo’s employee benefit plans of any warrants, options, other rights to acquire Equity Securities of PubCo or rights or property that may be converted into or settled in Equity Securities of PubCo, but shall in each of the foregoing cases apply to the issuance of Equity Securities of PubCo in connection with the exercise or settlement of such rights, warrants, options or other rights or property, which shall be undertaken so as to comply with the provisions of Treasury Regulations Section 1.1032-3 and deemed to occur for U.S. federal (and applicable state and local) income tax purposes as provided therein. The Company may not issue any additional Units to PubCo unless substantially simultaneously therewith PubCo issues or sells an equal number of newly issued PubCo’s Class A Shares to another Person, and the Company may not issue any other Equity Securities of the Company to PubCo unless substantially simultaneously PubCo issues or sells, to another Person, an equal number of newly issued shares of a new class or series of Equity Securities of PubCo or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation, but taking into account differences resulting from any tax or other liabilities borne by PubCo) and other economic rights as those of such Equity Securities of the Company. If at any time PubCo issues Debt Securities, PubCo shall transfer to the Company (in a manner to be determined by the Managing Member in its reasonable discretion) the proceeds received by PubCo in exchange for such Debt Securities in a manner that directly or indirectly burdens the Company with the repayment of the Debt Securities. If any Equity Security outstanding at PubCo is exercised or otherwise converted and, as a result, any Equity Securities of PubCo are issued, (1) the corresponding Equity Security outstanding at the Company shall be similarly exercised or otherwise converted, as applicable, and an equivalent number of Equity Securities of the Company shall be issued to PubCo as contemplated by the first sentence of this Section 3.1(e), and (2) PubCo shall concurrently contribute to the Company the net proceeds received by PubCo from any such exercise.

(f)	PubCo may not redeem, repurchase or otherwise acquire (i) any Class A Shares (including upon forfeiture of any unvested Class A Shares) unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from PubCo an equal number of Units for the same price per security or (ii) any other Equity Securities of PubCo, unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from PubCo an equal number of Equity Securities of the Company of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation, but taking into account differences resulting from any tax or other liabilities borne by PubCo) and other economic rights as those of such Equity Securities of PubCo for the same price per security. The Company may not redeem, repurchase or otherwise acquire (x) any Units from PubCo unless substantially simultaneously PubCo redeems, repurchases or otherwise acquires an equal number of Class A Shares for the same price per security from holders thereof, or (y) any other Equity Securities of the Company from PubCo unless substantially simultaneously PubCo redeems, repurchases or otherwise acquires for the same price per security an equal number of Equity Securities of PubCo of a corresponding class or series with substantially the same rights to dividends and distributions (including distribution upon liquidation, but taking into account differences resulting from any tax or other liabilities borne by PubCo) and other economic rights as those of such Equity Securities of PubCo. Notwithstanding the foregoing, to the extent that any consideration payable by PubCo in connection with the redemption or repurchase of any Equity Securities of PubCo consists (in whole or in part) of Equity Securities, then the redemption or repurchase of the corresponding Equity Securities of the Company shall be effectuated in an equivalent manner.

(g)	The Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Equity Securities of the Company unless accompanied by an identical subdivision or combination, as applicable, of the outstanding PubCo Shares, with corresponding changes made with respect to any other exchangeable or convertible securities. Unless in connection with any action taken pursuant to Section 3.1(j), PubCo shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding PubCo Shares unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Units, with corresponding changes made with respect to any other exchangeable or convertible securities.

(h)	PubCo shall at all times keep available, solely for the purpose of Exchange Transactions, out of its authorized but unissued Class A Shares, such number of Class A Shares that shall be issuable upon the exchange pursuant to an Exchange Transaction of all outstanding Units (other than those Units held by PubCo). PubCo covenants that all Class A Shares that shall be issued in an Exchange Transaction shall, upon issuance thereof, be validly issued, fully paid and non-assessable. In addition, for so long as the Class A Shares are listed on a National Securities Exchange, PubCo shall use its reasonable best efforts to cause all Class A Shares issued in an Exchange Transaction to be listed on such National Securities Exchange at the time of such issuance.

(i)	Notwithstanding any other provision of this Agreement, the Company may redeem Units from PubCo for cash to fund any acquisition by PubCo of another Person; provided that promptly after such redemption and acquisition PubCo contributes or causes to be contributed, directly or indirectly, such Person or the assets and liabilities of such Person to the Company or any of its Subsidiaries in exchange for a number of Units equal to the number of Units so redeemed.

(j)	Notwithstanding any other provision of this Agreement (including Section 3.1(e)), if PubCo acquires or holds any material amount of cash in excess of any monetary obligations it reasonably anticipates (including as a result of the receipt of distributions pursuant to Section 5.2 for any period in excess of the PubCo Tax-Related Liabilities for such period), PubCo and the Managing Member may use such excess cash amount in such other manner, and make such other adjustments to or take such other actions with respect to the capitalization of PubCo and the Company and to the one-to-one exchange ratio between Units and Class A Shares, as PubCo determines to be fair and equitable to the shareholders of PubCo and to the Members and to preserve the intended economic effect of this Section 3.1 and the other provisions hereof.

Section 3.2            Voting Rights. No Member has any voting right except with respect to those matters specifically reserved for a Member vote under the Act and for matters expressly requiring the approval of Members under this Agreement. Except as otherwise required by the Act, each Unit will entitle the holder thereof to one vote on all matters to be voted on by the Members. Except as otherwise expressly provided in this Agreement, the holders of Units having voting rights will vote together as a single class on all matters to be approved by the Members.

Section 3.3            Capital Contributions; Unit Ownership.

(a)	Capital Contributions. Except as otherwise set forth in Section 3.1 with respect to the obligations of PubCo, no Member shall be required to make additional Capital Contributions.

(b)	Issuance of Additional Interests. Except as otherwise expressly provided in this Agreement, the Managing Member shall have the right to authorize and cause the Company to issue on such terms (including price) as may be determined by the Managing Member (i) subject to the limitations of Section 3.1, additional Equity Securities in the Company (including creating preferred interests or other classes or series of interests having such rights, preferences and privileges as determined by the Managing Member, which rights, preferences and privileges may be senior to the Units), and (ii) obligations, evidences of Indebtedness or other securities or interests convertible or exchangeable for Equity Securities in the Company; provided that, at any time following the date hereof, the Company shall not issue Equity Securities in the Company to any Person unless such Person shall have executed a counterpart to this Agreement and all other documents, agreements or instruments deemed necessary or desirable in the reasonable discretion of the Managing Member. Upon such issuance and execution, such Person shall be admitted as a Member of the Company. In that event, the Managing Member shall update the Company’s books and records to reflect such additional issuances. Subject to Section 11.1, the Managing Member is hereby authorized to amend this Agreement to set forth the designations, preferences, rights, powers and duties of such additional Equity Securities in the Company, or such other amendments that the Managing Member determines to be otherwise necessary or appropriate in connection with the creation, authorization or issuance of, any class or series of Equity Securities in the Company pursuant to this Section 3.3(b); provided that, notwithstanding the foregoing, the Managing Member shall have the right to amend this Agreement as set forth in this sentence without the approval of any other Person (including any Member) and notwithstanding any other provision of this Agreement (including Section 11.1) if such amendment is necessary, and then only to the extent necessary, in order to consummate any offering of PubCo Shares or other Equity Securities of PubCo provided that the designations, preferences, rights, powers and duties of any such additional Equity Securities of the Company as set forth in such amendment are substantially similar to those applicable to such PubCo Shares or other Equity Securities of PubCo.

Section 3.4         Capital Accounts. A Capital Account shall be maintained for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2) (iv) and, to the extent consistent with such regulations, the other provisions of this Agreement. Each Member’s Capital Account shall be (a) increased by (i) allocations to such Member of Profits pursuant to Section 4.1 and any other items of income or gain allocated to such Member pursuant to Section 4.2, (ii) the amount of cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) contributed to the Company by such Member, and (iii) any other increases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv), and (b) decreased by (i) allocations to such Member of Losses pursuant to Section 4.1 and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 4.2, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Member and any Liabilities to which the asset is subject) distributed to such Member, and (iii) any other decreases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv). If a Transfer of Units is made in accordance with this Agreement, the Capital Account of the Transferor that is attributable to the Transferred Units shall carry over to the Transferee Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(l).

Section 3.5         Other Matters.

(a)	No Member shall be entitled to a return on or of its Capital Contributions or withdraw from the Company without the consent of the Managing Member.

(b)	No Member shall receive any interest, salary, compensation, draw or reimbursement with respect to its Capital Contributions or its Capital Account, or for services rendered or expenses incurred on behalf of the Company or otherwise solely in its capacity as a Member, except as otherwise provided in Section 6.7 or as otherwise contemplated by this Agreement.

(c)	The Liability of each Member shall be limited as set forth in the Act and other applicable Law and, except as expressly set forth in this Agreement or required by Law, no Member (or any of its Affiliates) shall be personally liable, whether to the Company, any of the other Members, the creditors of the Company, or any other third party, for any debt or Liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Company.

(d)	Except as otherwise required by the Act, a Member shall not be required to restore a deficit balance in such Member’s Capital Account, to lend any funds to the Company or, except as otherwise set forth herein, to make any additional contributions or payments to the Company.

(e)	The Company shall not be obligated to repay any Capital Contributions of any Member.

Section 3.6         Redemption of Units. In connection with a PubCo Approved Change of Control, PubCo shall have the right, in its sole discretion, to require each Member (other than PubCo) to effect a Redemption of all of such Member’s Units (together with the corresponding number of Class V Shares) in exchange for a number of Class A Shares equal to the number of Units being so redeemed; provided, however, that if any Member owns more than 10% of the total number of outstanding Units at the time of a PubCo Approved Change of Control, PubCo shall use commercially reasonable efforts to consult and cooperate with such Member to structure such Redemption in a tax efficient manner mutually agreeable to such Member and PubCo. Any Redemption pursuant to this Section 3.6 shall be effective immediately prior to and conditioned upon the consummation of the PubCo Approved Change of Control (the “Change of Control Exchange Date”). From and after the Change of Control Exchange Date, (i) the Units and Class V Shares subject to such Redemption shall be deemed to be transferred to PubCo on the Change of Control Exchange Date and (ii) such Member shall cease to have any rights with respect to the Units and Class V Shares subject to such Redemption (other than the right to receive Class A Shares pursuant to such Redemption). PubCo shall provide written notice of an expected PubCo Approved Change of Control to all Members within the earlier of (x) 5 Business Days following the execution of the agreement with respect to such PubCo Approved Change of Control and (y) 10 Business Days before the proposed date upon which the contemplated PubCo Approved Change of Control is to be effected, indicating in such notice such information as may reasonably describe the PubCo Approved Change of Control transaction, subject to applicable Law, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for Class A Shares in the PubCo Approved Change of Control, any election with respect to types of consideration that a holder of Class A Shares, as applicable, shall be entitled to make in connection with such PubCo Approved Change of Control, and the number of Units (and the corresponding Class V Shares) held by such Member that PubCo intends to require to be subject to such Redemption. Following delivery of such notice and on or prior to the Change of Control Exchange Date, the Members shall take all actions reasonably requested by PubCo to effect such Redemption, including taking any action and delivering any document required pursuant to the remainder of this Section 3.6 to effect a Redemption. Nothing contained in this Section 3.6 shall limit the right of any Member to vote for or participate in any proposed Change of Control of PubCo with respect to such Member’s Class V Shares.

Article IV

ALLOCATIONS OF PROFITS AND LOSSES

Section 4.1         Profits and Losses. After giving effect to the allocations under Section 4.2 and subject to Section 4.4, Profits and Losses (and, to the extent determined by the Managing Member to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Profits and Losses) for each Fiscal Year or other taxable period shall be allocated among the Members during such Fiscal Year or other taxable period in a manner such that, after giving effect to the special allocations set forth in Section 4.2 and all distributions through the end of such Fiscal Year or other taxable period, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the amount such Member would receive pursuant to Section 10.2(b) if all assets of the Company on hand at the end of such Fiscal Year or other taxable period were sold for cash equal to their Gross Asset Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and all remaining or resulting cash was distributed, in accordance with Section 10.2(b), to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets.

Section 4.2         Special Allocations. The following allocations shall be made in the following order:

(a)	Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Members on a pro rata basis, in accordance with the number of Units owned by each Member as of the last day of such Fiscal Year or other taxable period. The amount of Nonrecourse Deductions for a Fiscal Year or other taxable period shall equal the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year or other taxable period over the aggregate amount of any distributions during that Fiscal Year or other taxable period of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined in accordance with the provisions of Treasury Regulations Section 1.704-2(d).

(b)	Any Member Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Member bears the economic risk of loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss. This Section 4.2(b) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(c)	Notwithstanding any other provision of this Agreement to the contrary, if there is a net decrease in Company Minimum Gain during any Fiscal Year or other taxable period (or if there was a net decrease in Company Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 4.2(c), each Member shall be specially allocated items of Company income and gain for such Fiscal Year or other taxable period in an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year (as determined pursuant to Treasury Regulations Section 1.704-2(g)(2)). This Section 4.2(c) is intended to constitute a minimum gain chargeback under Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(d)	Notwithstanding any other provision of this Agreement except Section 4.2(c), if there is a net decrease in Member Minimum Gain during any Fiscal Year or other taxable period (or if there was a net decrease in Member Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 4.2(d)), each Member shall be specially allocated items of Company income and gain in an amount equal to such Member’s share of the net decrease in Member Minimum Gain (as determined pursuant to Treasury Regulations Section 1.704-2(i)(4)). This Section 4.2(d) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(e)	Notwithstanding any provision hereof to the contrary except Section 4.2(a) and Section 4.2(b), no Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) at the end of such Fiscal Year or other taxable period. All Losses and other items of loss and expense in excess of the limitation set forth in this Section 4.2(e) shall be allocated to the Members who do not have an Adjusted Capital Account Deficit in proportion to their relative positive Capital Accounts but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have an Adjusted Capital Account Deficit.

(f)	Notwithstanding any provision hereof to the contrary except Section 4.2(c) and Section 4.2(d), if any Member unexpectedly receives any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Fiscal Year or other taxable period) shall be specially allocated to such Member in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit of that Member as quickly as possible; provided that an allocation pursuant to this Section 4.2(f) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.2(f) were not in this Agreement. This Section 4.2(f) is intended to constitute a qualified income offset under Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(g)	If any Member has a deficit balance in its Capital Account at the end of any Fiscal Year or other taxable period that is in excess of the sum of (i) the amount that such Member is obligated to restore and (ii) the amount that the Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), that Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.2(g) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account in excess of such sum after all other allocations provided for in this Article IV have been made as if Section 4.2(f) and this Section 4.2(g) were not in this Agreement.

(h)	To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to any Member in complete liquidation of such Member’s Interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such item of gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) if such Section applies or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(i)	The allocations set forth in Section 4.2(a) through Section 4.2(h) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the Regulatory Allocations (and anticipated future Regulatory Allocations) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. This Section 4.2(i) is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.

(j)	Items of income, gain, loss, expense or credit resulting from a Covered Audit Adjustment shall be allocated to the Members in accordance with the applicable provisions of the Partnership Tax Audit Rules, as reasonably determined by the Managing Member.

Section 4.3         Allocations for Tax Purposes in General.

(a)	Except as otherwise provided in this Section 4.3, each item of income, gain, loss, deduction and credit of the Company for U.S. federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated under Section 4.1 and Section 4.2.

(b)	In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Section 704(c) of the Code to changes in Gross Asset Values), items of income, gain, loss and deduction with respect to any Company property having a Gross Asset Value that differs from such property’s adjusted U.S. federal income tax basis shall, solely for U.S. federal income tax purposes, be allocated among the Members to account for any such difference using such method or methods determined by the Managing Member to be appropriate and in accordance with the applicable Treasury Regulations; provided, that the Managing Member will use the “traditional method,” under Treasury Regulations Section 1.704-3(b) with respect to the assets owned by the Company immediately following the Business Combination.

(c)	Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions to the maximum extent permissible by Law, and (ii) recapture of grants or credits shall be allocated to the Members in accordance with applicable Law.

(d)	Tax credits of the Company shall be allocated among the Members as provided in Treasury Regulation Sections 1.704-1(b)(4)(ii) and 1.704-1(b)(4)(viii).

(e)	Allocations pursuant to this Section 4.3 are solely for purposes of U.S. federal, state and local taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

(f)	If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).

Section 4.4         Other Allocation Rules.

(a)	The Members are aware of the income tax consequences of the allocations made by this Article IV and the economic impact of the allocations on the amounts receivable by them under this Agreement. The Members hereby agree to be bound by the provisions of this Article IV in reporting their share of Company income and loss for income tax purposes.

(b)	The provisions regarding the establishment and maintenance for each Member of a Capital Account as provided by Section 3.4 and the allocations set forth in Section 4.1, Section 4.2, and Section 4.3 are intended to comply with the Treasury Regulations and to reflect the intended economic entitlement of the Members. If the Managing Member determines that the application of the provisions in Section 3.4, Section 4.1, Section 4.2, or Section 4.3 would result in non-compliance with the Treasury Regulations or would be inconsistent with the intended economic entitlement of the Members, the Managing Member is authorized to make any appropriate adjustments to such provisions.

(c)	All items of income, gain, loss, deduction and credit allocable to an interest in the Company that may have been Transferred shall be allocated between the Transferor and the Transferee in accordance with a method determined by the Managing Member and permissible under Section 706 of the Code and the Treasury Regulations thereunder.

(d)	The Members’ proportionate shares of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulations Section 1.752-3(a)(3), shall be allocated to the Members on a pro rata basis, in accordance with the number of Units owned by each Member unless otherwise determined by the Managing Member.

Article V

DISTRIBUTIONS

Section 5.1         Distributions.

(a)	Distributions. To the extent permitted by applicable Law and hereunder, and except as otherwise provided in Section 10.2, distributions to Members may be declared by the Managing Member out of funds legally available therefor in such amounts and on such terms (including the payment dates of such distributions) as the Managing Member shall determine using such record date as the Managing Member may designate; any such distribution shall be made to the Members as of the close of business on such record date on a pro rata basis (provided that repurchases or redemptions made in accordance with Section 3.1(f) or payments made in accordance with Section 6.2 or Section 6.7 need not be on a pro rata basis), in accordance with the number of Units owned by each Member as of the close of business on such record date; provided, however, that the Managing Member shall have the obligation to make distributions as set forth in Section 5.2 and Section 10.2(b)(iii). Promptly following the designation of a record date and the declaration of a distribution pursuant to this Section 5.1, the Managing Member shall give notice to each Member of the record date, the amount and the terms of the distribution and the payment date thereof.

(b)	Successors. For purposes of determining the amount of distributions, each Member shall be treated as having made the Capital Contributions and as having received the distributions made to or received by its predecessors in respect of any of such Member’s Units.

(c)	Distributions In-Kind. Except as otherwise provided in this Agreement, any distributions may be made in cash or in kind, or partly in cash and partly in kind, as determined by the Managing Member. Except for repurchases or redemptions made in accordance with Section 3.1(f) or payments made in accordance with Section 6.2 or Section 6.7, in the event of any distribution of (i) property in kind or (ii) both cash and property in kind, each Member shall be distributed its proportionate share of any such cash so distributed and its proportionate share of any such property so distributed in kind (based on the Fair Market Value of such property). To the extent that the Company distributes property in-kind to the Members, the Company shall be treated as making a distribution equal to the Fair Market Value of such property for purposes of Section 5.1(a) and such property shall be treated as if it were sold for an amount equal to its Fair Market Value. Any resulting gain or loss shall be allocated to the Member’s Capital Accounts in accordance with Section 4.1 and Section 4.2.

Section 5.2         Tax-Related Distributions. The Company shall, make distributions out of legally available funds to all Members on a pro rata basis, in accordance with the number of Units owned by each Member, at such times (but no less frequently than quarterly and no later than five (5) days before the date specified in Section 6655(c)(2) of the Code) and in such amounts as the Managing Member reasonably determines is necessary (taking into account any distributions previously made pursuant to this Section 5.2 or reasonably expected to be made pursuant to Section 5.1(a), but in the case of distributions pursuant to Section 5.1(a) only to the extent made reasonably contemporaneously with such tax-related distribution), to enable PubCo to timely satisfy any PubCo Tax-Related Liabilities and all Members to timely satisfy any Tax-Related Liabilities. The Managing Member’s determination pursuant to this Section 5.2 shall take into account, among other factors, (i) the availability (or unavailability) of a federal deduction for state and local taxes, (ii) the various components of the Member’s distributive share from the Company as taxable at appropriate tax rates depending on character of income, and (iii) any minimum taxes, alternative minimum taxes, taxes on investment income, tax surcharges, special income taxes on high income taxpayers, special taxes imposed on income of a special character, and other similar taxes.

Section 5.3         Distribution Upon Withdrawal. No withdrawing Member shall be entitled to receive any distribution or the value of such Member’s Interest in the Company as a result of withdrawal from the Company prior to the liquidation of the Company, except as specifically provided in this Agreement.

Article VI

MANAGEMENT

Section 6.1         The Managing Member; Fiduciary Duties.

(a)	PubCo shall be the sole Managing Member of the Company. Except as otherwise required by Law, (i) the Managing Member shall have full and complete charge of all affairs of the Company, (ii) the management and control of the Company’s business activities and operations shall rest exclusively with the Managing Member, and the Managing Member shall make all decisions regarding the business, activities and operations of the Company (including the incurrence of costs and expenses) without the consent of any other Member, and (iii) the Members other than the Managing Member (in their capacity as such) shall not participate in the control, management, direction or operation of the activities or affairs of the Company and shall have no power to act for or bind the Company.

(b)	Except as otherwise provided herein, in connection with the performance of its duties as the Managing Member of the Company, the Managing Member acknowledges that it will owe to the Members the same fiduciary duties as it would owe to the stockholders of a Delaware corporation under the DGCL if it were a member of the board of directors of such a corporation and the Members were stockholders of such corporation; provided, that all Members acknowledge and agree that the Managing Member shall owe no fiduciary or other duty to any Member where this Agreement provides that the Managing Member may act or otherwise proceed in its sole discretion. The Members further acknowledge that the Managing Member will take action through its board of directors, PubCo, and that the members of PubCo’s board of directors will owe comparable fiduciary duties to the stockholders of PubCo.

Section 6.2         Indemnification; Exculpation.

(a)	The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable Law as it presently exists or may hereafter be amended (provided, that no such amendment shall limit a Covered Person’s rights to indemnification hereunder with respect to any actions or events occurring prior to such amendment), any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that such person (or a person for whom such person is the legal representative or a director, officer or employee) is or was a person entitled to indemnification under this Agreement, or is a Member, or acting as the Managing Member or Company Representative of the Company or, while being a person entitled to indemnification under this Agreement, a Member, or acting as the Managing Member or Company Representative of the Company, is or was serving at the request of the Company as a member, director, officer, trustee, employee or agent of another limited liability company or of a corporation, partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (each of the persons referred to above in this Section 6.2(a) being referred to as a “Covered Person”), whether the basis of such Proceeding is alleged action or failure of action in an official capacity as a member, director, officer, trustee, employee or agent, or in any other capacity while serving as a member, director, officer, trustee, employee or agent, against all costs, expenses (including reasonable attorneys’ fees), liability and loss incurred or suffered by such Covered Person in connection with such Proceeding, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgements and agreements set forth in this Agreement, such Covered Person breached the terms of this Agreement or any duties owed to the Company or the Members. The Company shall, to the fullest extent not prohibited by applicable Law as it presently exists or may hereafter be amended (provided, that no such amendment shall limit a Covered Person’s rights to indemnification hereunder with respect to any actions or events occurring prior to such amendment), pay the costs and expenses (including reasonable attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that to the extent required by applicable Law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined by final judicial decision from which there is no further right to appeal that the Covered Person is not entitled to be indemnified under this Section 6.2(a) or otherwise. The rights to indemnification and advancement of expenses under this Section 6.2(a) shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a member, director, officer, trustee, employee or agent and shall inure to the benefit of his heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 6.2(a), except for Proceedings to enforce rights to indemnification and advancement of expenses, the Company shall indemnify and advance expenses to a Covered Person in connection with a Proceeding (or part thereof) initiated by such Covered Person only if such Proceeding (or part thereof) was authorized by the Managing Member. If this Section 6.2(a) or any portion of this Section 6.2(a) shall be invalidated on any ground by a court of competent jurisdiction the Company shall nevertheless indemnify each Covered Person as to expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, proceeding or investigation, whether civil, criminal or administrative, including a grand jury proceeding or action or suit brought by or in the right of the Company, to the full extent permitted by any applicable portion of this Section 6.2(a) that shall not have been invalidated.

(b)	Subject to other applicable provisions of this Section 6.2, to the fullest extent permitted by applicable Law, the Covered Persons shall not be liable to the Company, any Subsidiary, any director, any Member or any holder of any equity interest in any Subsidiary by virtue of being a Covered Person or for any acts or omissions in their capacity as a Covered Person or otherwise in connection with the Company, this Agreement or the business and affairs of the Company and its Subsidiaries unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such losses or liabilities were the result of conduct in which such Covered Person breached the terms of this Agreement or any duties owed to the Company or the Members.

Section 6.3         Maintenance of Insurance or Other Financial Arrangements. In compliance with applicable Law, the Company (with the approval of the Managing Member) may purchase and maintain insurance or make other financial arrangements on behalf of any Person who is or was a Member, employee or agent of the Company, or at the request of the Company is or was serving as a manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, for any Liability asserted against such Person and Liability and expenses incurred by such Person in such Person’s capacity as such, or arising out of such Person’s status as such, whether or not the Company has the authority to indemnify such Person against such Liability and expenses.

Section 6.4         Resignation and Replacement of Managing Member. PubCo (or its successor, as applicable) shall not, by any means, resign as, cease to be or be replaced as Managing Member except in compliance with this Section 6.4. The Members shall have no right to remove or replace the Managing Member. No resignation by Pubco (or its successor, as applicable) as Managing Member, and no replacement of PubCo (or its successor, as applicable) as Managing Member, shall be effective unless proper provision is made, in compliance with this Agreement, so that the obligations of PubCo, its successor (if applicable) and any new Managing Member and the rights of all Members under this Agreement and applicable Law remain in full force and effect. No appointment of a Person other than PubCo (or its successor, as applicable) as Managing Member shall be effective unless PubCo (or its successor, as applicable) and the new Managing Member (as applicable) provide all other Members with contractual rights, directly enforceable by such other Members against PubCo (or its successor, as applicable) and the new Managing Member (as applicable), to cause (i) PubCo (or its successor, as applicable) to comply with all of PubCo’s or such member’s obligations under this Agreement other than those that must necessarily be taken in its capacity as Managing Member and (ii) the new Managing Member to comply with all of the Managing Member’s obligations under this Agreement.

Section 6.5         No Inconsistent Obligations. The Managing Member represents that it does not have any contracts, other agreements, duties or obligations that are inconsistent with its duties and obligations (whether or not in its capacity as Managing Member) under this Agreement and covenants that, except as permitted by Section 6.1, it will not enter into any contracts or other agreements or undertake or acquire any other duties or obligations that are inconsistent with such duties and obligations.

Section 6.6         Reclassification Events of PubCo. PubCo shall not consummate or agree to consummate any Reclassification Event unless the successor Person, if any, becomes obligated to comply with the obligations of PubCo (in whatever capacity) under this Agreement and the Exchange Agreement.

Section 6.7         Certain Costs and Expenses. The Company shall (i) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company and its Subsidiaries (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company and its Subsidiaries) incurred in pursuing and conducting, or otherwise related to, the activities of the Company and (ii) reimburse the Managing Member for any costs, fees or expenses incurred by it in connection with serving as the Managing Member. To the extent that the Managing Member determines that such expenses are related to the business and affairs of the Managing Member that are conducted through the Company or its Subsidiaries, the Managing Member may cause the Company to pay or bear all expenses of PubCo; provided that the Company shall not pay or bear any income tax obligations of PubCo or any obligations of PubCo pursuant to the Tax Receivable Agreement. If (i) Equity Securities of PubCo are sold to underwriters in any Public Offering at a price per share that is lower than the price per share for which such Equity Securities of PubCo are sold to the public in such Public Offering after taking into account any Discounts and (ii) the proceeds from such Public Offering are not used to fund an Exchange Transaction but are instead contributed to the Company, the Company shall reimburse PubCo for such Discount by treating such Discount as an additional Capital Contribution made by PubCo to the Company in respect of Equity Securities pursuant to Section 3.1(e), and increasing the Capital Account of PubCo by the amount of such Discount. Any payments made to or on behalf of PubCo pursuant to this Section 6.7 shall not be treated as a distribution pursuant to Section 5.1(a) but shall instead be treated as an expense of the Company.

Article VII

ROLE OF MEMBERS

Section 7.1         Rights or Powers.

(a)	Other than the Managing Member, the Members, acting in their capacity as Members, shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act. A Member, any Affiliate thereof or an employee, stockholder, agent, director or officer of a Member or any Affiliate thereof, may also be an officer, manager, director, or employee or be retained as an agent of the Company. The existence of these relationships and acting in such capacities will not result in the Member (other than the Managing Member) being deemed to be participating in the control of the business of the Company or otherwise affect the limited liability of the Member. Except as specifically provided herein, a Member (other than the Managing Member) shall not, in its capacity as a Member, take part in the operation, management or control of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company.

(b)	The Company shall promptly (but in any event within 3 Business Days) notify the Members in writing if, to the Company’s knowledge, for any reason, it would be an “investment company” within the meaning of the Investment Company Act, but for the exceptions provided in Section 3(c)(1) or 3(c)(7) thereunder.

Section 7.2         Voting.

(a)	Meetings of the Members may be called upon the written request of the Managing Member or Members holding at least fifty percent (50%) of the outstanding Units. Such request shall state the location of the meeting and the nature of the business to be transacted at the meeting. Written notice of any such meeting shall be given to all Members not less than two (2) Business Days and not more than thirty (30) days prior to the date of such meeting. Members may vote in person, by proxy or by telephone at any meeting of the Members and may waive advance notice of such meeting. Whenever the vote or consent of Members is permitted or required under this Agreement, such vote or consent may be given at a meeting of the Members or may be given in accordance with the procedure prescribed in Section 7.2(d). Except as otherwise expressly provided in this Agreement, the affirmative vote of the Members holding a majority of the outstanding Units shall constitute the act of the Members.

(b)	Each Member may authorize any Person or Persons to act for it by proxy on all matters in which such Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by such Member or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

(c)	Each meeting of Members shall be conducted by the Managing Member or such individual Person as the Managing Member deems appropriate.

(d)	Any action required or permitted to be taken by the Members may be taken without a meeting if the requisite Members whose approval is necessary consent thereto in writing. Prompt written notice of any action taken without a meeting shall be provided to each Member who did not consent thereto in writing.

Section 7.3         Various Capacities. The Members acknowledge and agree that the Members or their Affiliates will from time to time act in various capacities, including as a Member and as the Company Representative.

Section 7.4         Restrictive Covenants.

(a)	Neither HHC nor its Affiliates shall, directly or indirectly by or through any Affiliate or agent, whether as principal, agent, owner, investor, lender, shareholder, member, partner, manager, director, officer, employee, consultant, or in any other capacity, during the applicable Restricted Period, engage or participate in the Business anywhere in the world.

(b)	Neither Markel nor its Affiliates shall, directly or indirectly through any principal, partner, manager, director, officer, contractor or employee thereof acting on behalf of or for the benefit of Markel or its Affiliates, during the applicable Restricted Period, engage or participate in the Restricted Business anywhere in the world.

(c)	Notwithstanding anything to the contrary in Section 7.4(b), nothing in this Agreement shall preclude, prohibit or restrict Markel or its Affiliates from directly or indirectly engaging, in any manner in any of the following (with each such subpart of this Section 7.4(c) having independent significance regardless of any overlap of the subject matter thereof):

(i)	acquiring less than an aggregate of five percent (5%) of any class of stock of a Person engaged, directly or indirectly, in the Restricted Business if such stock is publicly traded and listed on any stock exchange;

(ii)	acquiring, merging or combining with, or investing in, any Person or business that engages, directly or indirectly, in the Restricted Business, so long as the gross revenues of such Person or business derived from the Restricted Business for the most recent fiscal year ended prior to the date of such acquisition were equal to or less than twenty percent (20%) of the total consolidated gross revenues of such Person or business for such Fiscal Year; provided, that, subject to the requirements of Law, Markel and its Affiliates shall, as promptly as reasonably practicable following such acquisition, merger, combination or investment, (x) cause such acquired Person or business to cease engaging in the Restricted Business or (y) sign a definitive agreement to divest, and subsequently divest, the relevant portion of such acquired Person or business conducting the Restricted Business to an unaffiliated third party; provided, that with respect to any such acquisition, merger or combination occurring prior to expiration or termination of the Alliance Agreement, the requirements set forth in Section 5.12(b)(i)(B) of the Alliance Agreement shall apply with respect to any Insurance Policies written by such acquired Person, or in connection with such acquired business, that would be included in the Alliance Business (as defined in the Alliance Agreement);

(iii)	marketing, producing, selling, underwriting or administering any Insurance Policies other than any policy, binder or contract of insurance of the type comprising the Restricted Business (provided that, for purposes of this Section 7.4(c)(iii), reference to any policy, binder or contract of insurance shall not include reinsurance of any form, other than reinsurance the primary purpose or effect of which is to provide coverage on Insurance Policies of the type marketed, produced, sold, underwritten or administered in connection with the Alliance Business (as defined in the Alliance Agreement));

(iv)	marketing, producing, selling, underwriting or administering Insurance Policies in connection with the general marine insurance coverage business as conducted by Markel American Insurance Company and Markel Service, Incorporated as of March 9, 2012;

(v)	underwriting or administering any Insurance Policies that are produced by Hagerty Insurance Agency, LLC, Hagerty Classic Marine Insurance Agency, LLC or any of their Affiliates;

(vi)	marketing, producing, selling, underwriting or administering reinsurance (or other similar protection offered to insurance or reinsurance companies or other entities in the business of providing primary risk protection), regardless of whether the subject matter of such reinsurance (or other similar protection) relates to the Restricted Business except for reinsurance the primary purpose or effect of which is to provide coverage on Insurance Policies of the type marketed, produced, sold, underwritten or administered in connection with the Alliance Business (as defined in the Alliance Agreement);

(vii)	developing or selling products that would constitute part of the Restricted Business to the extent Markel or any of its Affiliates is reasonably required to develop or sell such products in order to comply with requirements under applicable Law; or

(viii)	entering into and consummating an agreement with any Person with respect to a merger, share exchange or other business combination transaction immediately following which the beneficial owners of the voting capital stock of Markel or such Affiliate immediately prior to the consummation of such transaction do not beneficially own more than fifty percent (50%) of the combined voting power of the outstanding voting capital stock entitled to vote generally in the election of directors (or Persons performing a similar function) of the entity resulting from such transaction.

(d)	In the event that, during his or her or its Restricted Period, any Member other than PubCo, including the equityholders or Affiliates of any Member other than PubCo (in such case, a “New Business Proponent”), determines that she or he or it would like to pursue an opportunity that otherwise constitutes the Business (in respect of HHC and its equityholders and Affiliates) or the Restricted Business (in respect of Markel and its Affiliates) (a “New Business Opportunity”), the New Business Proponent shall notify the Board in writing of such intention and provide the Board with sufficient detail regarding the New Business Opportunity for the Board to assess whether the Company and its Subsidiaries would like to pursue such opportunity rather than allowing the New Business Proponent to pursue it. If the Board determines that the Company or one of its Subsidiaries will in good faith pursue the New Business Opportunity and within three (3) years following the date the New Business Opportunity has been presented to the Board takes actions in good faith, subject to commercial limitations, to implement such New Business Opportunity, the New Business Proponent shall not pursue it and the New Business Opportunity shall be deemed to constitute the Business or Restricted Business, as applicable. If a majority of the Board determine that the Company and its Subsidiaries will not pursue the New Business Opportunity, the New Business Proponent may pursue it and the New Business Opportunity shall be deemed to not constitute the Business or Restricted Business, as applicable; provided, however, that the New Business Proponent shall continue to be bound by all of his or her or its other duties and obligations to the Company and its Subsidiaries, including all duties as a director of PubCo, Member, officer or employee in accordance with the terms of this Agreement.

Article VIII

TRANSFERS OF INTERESTS

Section 8.1         Restrictions on Transfer.

(a)	Except as provided in this Article VIII, no Member shall Transfer all or any portion of its Interest without the Managing Member’s prior written consent, which consent shall be granted or withheld in the Managing Member’s sole discretion. If all or any portion of a Member’s Interests are Transferred in violation of this Section 8.1(a), involuntarily, by operation of law or otherwise, then without limiting any other rights and remedies available to the other parties under this Agreement or otherwise, the Transferee of such Interest (or portion thereof) shall not be admitted to the Company as a Member or be entitled to any rights as a Member hereunder, and the Transferor will continue to be bound by all obligations hereunder. Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 8.1(a) shall be null and void and of no force or effect whatsoever. The restrictions on Transfer contained in this Article VIII shall not apply to the Transfer of any capital stock of PubCo; except that in no circumstance may Class V Shares be Transferred unless a corresponding number of Units are Transferred to the same Person and in no circumstance may Units may be Transferred unless a corresponding number of Class V Shares are also Transferred to the same Person.

(b)	In addition to any other restrictions on Transfer herein contained, in no event may any Transfer or assignment of Equity Securities in the Company by any Member be made (i) to any Person who lacks the legal right, power or capacity to own Equity Securities in the Company; (ii) if the Managing Member reasonably determines such Transfer (A) would be considered to be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof,” as such terms are used in Treasury Regulations Section 1.7704-1, (B) would result in the Company having more than one hundred (100) partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1)(ii) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), or (C) would cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or a successor provision or otherwise become taxable as a corporation under the Code; (iii) if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3 (14) of ERISA) or a “disqualified person” (as defined in Section 4975(e)(2) of the Code); (iv) if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to the Plan Asset Regulations or otherwise cause the Company to be subject to regulation under ERISA; (v) if such Transfer requires the registration of any Equity Securities issued upon any exchange of any Equity Securities, pursuant to any applicable U.S. federal or state securities Laws; or (vi) if such Transfer subjects the Company to regulation under the Investment Company Act or the Investment Advisors Act of 1940, each as amended (or any succeeding law). Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 8.1(b) shall be null and void and of no force or effect whatsoever.

(c)	Notwithstanding the provisions in Section 8.1(a), but subject to the other provisions in this Article VIII, Members (other than PubCo) may Transfer all or a portion of their Equity Securities in the Company to any Qualified Transferee without the consent of any other Member or Person.

(d)	Notwithstanding anything to the contrary in this Section 8.1, each of HHC and Markel may Transfer Units in Exchange Transactions pursuant to, and in accordance with, the Exchange Agreement.

(e)	A Member making a Transfer permitted by this Agreement shall, unless otherwise determined by the Managing Member, (i) at least ten (10) Business Days before such Transfer, have delivered to the Company and the Transferee an affidavit of non-foreign status with respect to such Transferor that satisfies the requirements of Section 1446(f)(2) of the Code or other documentation establishing a valid exemption from withholding pursuant to Section 1446(f) of the Code or (ii) contemporaneously with such Transfer, properly withhold and remit to the Internal Revenue Service the amount of tax required to be withheld upon the Transfer by Section 1446(f) of the Code (and provide evidence to the Company of such withholding and remittance promptly thereafter).

Section 8.2      Notice of Transfer. Each Member shall, no later than 3 Business Days following any Transfer of Equity Securities in the Company, give written notice to the Company of such Transfer. Each such notice shall describe the manner and circumstances of the Transfer.

Section 8.3      Transferee Members. A Transferee of Equity Securities in the Company pursuant to this Article VIII shall have the right to become a Member only if (a) the requirements of this Article VIII are met, (b) such Transferee executes an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this Agreement and assuming all of the Transferor’s then existing and future Liabilities arising under or relating to this Agreement, (c) such Transferee represents that the Transfer was made in accordance with all applicable securities Laws and such other customary representations as determined by the Managing Member, (d) the Transferor or Transferee shall have reimbursed the Company for all reasonable expenses (including attorneys’ fees and expenses) of any Transfer or proposed Transfer of all or a portion of a Member’s Interest, whether or not consummated, and (e) if such Transferee or his or her spouse is a resident of a community property jurisdiction, then such Transferee’s spouse shall also execute an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this Agreement to the extent of his or her community property or quasi-community property interest, if any, in such Member’s Interest. Unless agreed to in writing by the Managing Member, the admission of a Member shall not result in the release of the Transferor from any Liability that the Transferor may have to each remaining Member or to the Company under this Agreement or any other Contract between the Managing Member, the Company or any of its Subsidiaries, on the one hand, and such Transferor or any of its Affiliates, on the other hand. Written notice of the admission of a Member shall be sent promptly by the Company to each remaining Member.

Section 8.4      Legend. Each certificate representing a Unit, if any, will be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.

THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE HAGERTY GROUP, LLC DATED AS OF DECEMBER 2, 2021 AMONG THE MEMBERS LISTED THEREIN, AS IT MAY BE AMENDED, SUPPLEMENTED OR RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE ISSUER OF SUCH SECURITIES.”

Article IX

ACCOUNTING; CERTAIN TAX MATTERS

Section 9.1      Books of Account. The Company shall, and shall cause each Subsidiary of the Company to, maintain true books and records of account in which full and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP, and shall set aside on its books all such proper accruals and reserves as shall be required under GAAP.

Section 9.2      Tax Elections.

(a)	The Company and any eligible Subsidiary of the Company (i) shall make an election (or continue a previously made election) pursuant to Section 754 of the Code (and any similar provisions of applicable U.S. state or local law) for the taxable year of the Company that includes the date hereof and shall not thereafter revoke such election and (ii) shall use commercially reasonable efforts to ensure that any entity in which the Company holds a direct or indirect interest that is treated as a partnership for U.S. federal income tax purposes that does not meet the definition of “Subsidiary” herein, will have in effect an election pursuant to Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law). In addition, the Company shall make the following elections on the appropriate forms or tax returns, if permitted under the Code or applicable Law:

(i)	to adopt the calendar year as the Company’s Fiscal Year;

(ii)	to adopt the accrual method of accounting for U.S. federal income tax purposes;

(iii)	to elect to amortize the organizational expenses of the Company as permitted by Section 709(b) of the Code;

(iv)	except where the Managing Member elects to apply Section 9.5(e), to make an election under Section 6226(a) of the Code, commonly known as the “push out” election, or any analogous election under state or local tax law, if applicable; and

(v)	except as otherwise provided herein, any other election the Managing Member deems appropriate.

(b)	Upon request of the Managing Member, each Member shall cooperate in good faith with the Company in connection with the Company’s efforts to make any election pursuant to this Section 9.2.

Section 9.3      Tax Returns; Information. The Managing Member shall arrange for the preparation and timely filing of all income and other tax and informational returns of the Company. The Managing Member shall furnish to each Member a copy of each approved return and statement, together with any schedules (including Internal Revenue Service Schedule K-1) or other information that a Member may require in connection with such Member’s own tax affairs as soon as practicable. The Company shall also (a) provide each Member with an estimate of its share of the Company’s taxable income for each Fiscal Year by December 31 of such Fiscal Year, including an estimate of state and local apportionment information, (b) cause an estimated Internal Revenue Service Schedule K-1 or any successor form to be prepared and delivered to the Members within ninety (90) days after the end of each Fiscal Year, including any appropriate state and local apportionment information, and (c) deliver or cause to be delivered to the Members a final Internal Revenue Service Schedule K-1, including any appropriate state and local apportionment information, as soon as practicable, but in any event, at least forty-five (45) days prior the due date for such return (including any extensions). Each Member agrees to (a) take all actions reasonably requested by the Company or the Company Representative to comply with the Partnership Tax Audit Rules, including where applicable, filing amended returns as provided in Sections 6225 or 6226 of the Code and providing confirmation thereof to the Company Representative and (b) furnish to the Company (i) all reasonably requested certificates or statements relating to the tax matters of the Company (including an affidavit of non-foreign status pursuant to Section 1446(f)(2) of the Code), and (ii) all pertinent information in its possession relating to the Company’s operations that is reasonably necessary to enable the Company’s tax returns to be prepared and timely filed.

Section 9.4      Company Representative. The Managing Member is specially authorized and appointed to act as the Company Representative and in any similar capacity under state or local Law. The Company Representative shall designate a “designated individual” in accordance with Treasury Regulations Section 301.6223-1(b)(3). The Company and the Members (including any Member designated as the Company Representative prior to the date hereof) shall cooperate fully with each other and shall use reasonable best efforts to cause the Managing Member (or any other Person subsequently designated) to become the Company Representative with respect to any taxable period of the Company with respect to which the statute of limitations has not yet expired, including (as applicable) by filing certifications pursuant to Treasury Regulations Section 301.6231(a)(7)-1(d). In acting as Company Representative, the Managing Member shall act, to the maximum extent possible, to cause income, gain, loss, deduction, and credit of the Company, and adjustments thereto, to be allocated or borne by the Members in the same manner as such items or adjustments would have been borne if the Company could have effectively made an election under Section 6221(b) of the Code (commonly known as the “election out”) or similar state or local provision with respect to the taxable period at issue. The Company Representative may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as Company Representative.

Section 9.5      Withholding Tax Payments and Obligations.

(a)	Withholding Tax Payments. Each of the Company and its Subsidiaries may withhold from distributions, allocations or portions thereof if it is required to do so by any applicable Law, and each Member hereby authorizes the Company and its Subsidiaries to withhold or pay on behalf of or with respect to such Member, any amount of U.S. federal, state or local or non-U.S. taxes that the Managing Member determines that the Company or any of its Subsidiaries is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement.

(b)	Allocation of Tax Payments. To the extent that any tax is paid by (or withheld from amounts payable to) the Company or any of its Subsidiaries and the Managing Member determines that such tax (including any Company Level Tax) specifically relates to one or more particular Members, such tax shall be treated as an amount of tax withheld or paid with respect to such Member pursuant to this Section 9.5.

(c)	Tax Contribution and Indemnity Obligation. Any amounts withheld or paid with respect to a Member pursuant to Section 9.5(a) or Section 9.5(b) (other than the payment of Company Level Taxes) shall be offset against any distributions to which such Member is entitled concurrently with such withholding or payment (a “Tax Offset”); provided that the amount of any distribution subject to a Tax Offset shall be treated as having been distributed to such Member pursuant to Section 5.1 or Section 10.2(b)(iii) at the time such Tax Offset is made. To the extent that (i) the amount of such Tax Offset exceeds the distributions to which such Member is entitled concurrently with such withholding or payment (an “Excess Tax Amount”), or (ii) there is a payment of Company Level Taxes relating to a Member, the amount of such (A) Excess Tax Amount or (B) Company Level Taxes, as applicable, shall, upon notification to such Member by the Managing Member, give rise to an obligation of such Member to make a capital contribution to the Company (a “Tax Contribution Obligation”), which Tax Contribution Obligation shall be immediately due and payable. If a Member defaults with respect to its Tax Contribution Obligation, the Company shall be entitled to offset the amount of a Member’s Tax Contribution Obligation against distributions to which such Member would otherwise be subsequently entitled until the full amount of such Tax Contribution Obligation has been contributed to the Company or has been recovered through offset against distributions and, any such offset shall be treated as distributed to such Member pursuant to Section 5.1 or Section 10.2(b), as applicable, at the time such offset is made for purposes of this Agreement. To the extent the Managing Member determines it is appropriate for purposes of properly maintaining Capital Accounts, (x) any payment by a Member with respect to such Member’s Tax Contribution Obligation shall increase such Member’s Capital Account, but shall not reduce the amount (if any) that a Member is otherwise obligated to contribute to the Company, and (y) any recovery of such Tax Contribution Obligation through an offset against distributions to such Member shall not reduce such Member’s Capital Account by the amount of such offset. Each Member hereby unconditionally and irrevocably grants to the Company a security interest in such Member’s Units to secure such Member’s obligation to pay the Company any amounts required to be paid pursuant to this Section 9.5. Each Member shall take such actions as the Company may reasonably request in order to perfect or enforce the security interest created hereunder. Each Member hereby agrees to indemnify and hold harmless the Company, the other Members, the Company Representative and the Managing Member from and against any liability (including any liability for Company Level Taxes) with respect to income attributable to or distributions or other payments to such Member.

(d)	Continued Obligations of Former Members. Any Person who ceases to be a Member shall be deemed to be a Member solely for purposes of this Section 9.5, and the obligations of a Member pursuant to this Section 9.5 shall survive until 30 days after the closing of the applicable statute of limitations on assessment with respect to the taxes withheld or paid by the Company or a Subsidiary that relate to the period during which such Person was actually a Member. If the Managing Member determines in its sole discretion that seeking indemnification for Company Level Taxes from a former Member is not practicable, or that seeking such indemnification failed, then, in either case, the Managing Member may (i) recover any liability for Company Level Taxes from the substituted Member that acquired directly or indirectly the applicable interest in the Company from such former Member or (ii) treat such liability for Company Level Taxes as a Company expense.

(e)	Managing Member Discretion Regarding Recovery of Taxes. Notwithstanding the foregoing, the Managing Member may choose not to recover an amount of Company Level Taxes or other taxes withheld or paid with respect to a Member under this Section 9.5 to the extent that there are no distributions to which such Member is entitled that may be offset by such amounts if the Managing Member determines, in its reasonable discretion, that such a decision would be in the best interests of the Members (e.g., where the cost of recovering the amount of taxes withheld or paid with respect to such Member is not justified in light of the amount that may be recovered from such Member).

Article X

DISSOLUTION AND TERMINATION

Section 10.1      Liquidating Events. The Company shall dissolve and commence winding up and liquidating upon the first to occur of the following (each, a “Liquidating Event”):

(a)	the sale of all or substantially all of the assets of the Company; and

(b)	the determination of the Managing Member to dissolve, wind up, and liquidate the Company.

The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Liquidating Event and that no Member shall seek a dissolution of the Company, under Section 18-802 of the Act or otherwise, other than based on the matters set forth in subsections (a) and (b) above. If it is determined by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Liquidating Event, the Members hereby agree to continue the business of the Company without a winding up or liquidation. In the event of a dissolution pursuant to Section 10.1(b), the relative economic rights of each class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 10.2 in connection with such dissolution, taking into consideration tax and other legal constraints that may adversely affect one or more parties to such dissolution and subject to compliance with applicable Laws and regulations, unless, with respect to any class of Units, holders of a majority of the Units of such class consent in writing to a treatment other than as described above.

Section 10.2      Procedure.

(a)	In the event of the dissolution of the Company for any reason, the Managing Member or such other Person as is designated by the Managing Member (“Winding-Up Member”) shall commence to wind up the affairs of the Company and, subject to Section 10.3(a), such Winding-Up Member shall have full right and unlimited discretion to determine in good faith the time, manner and terms of any sale or sales of the Property or other assets pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions. The Members shall continue to share profits, losses and distributions during the period of liquidation in the same manner and proportion as though the Company had not dissolved. The Company shall engage in no further business except as may be necessary, in the reasonable discretion of the Managing Member or the Winding-Up Member, as applicable, to preserve the value of the Company’s assets during the period of dissolution and liquidation.

(b)	Following the payment of all expenses of liquidation and the allocation of all Profits and Losses as provided in Article IV, the proceeds of the liquidation and any other funds of the Company shall be distributed in the following order of priority:

(i)	first, to the payment and discharge of all of the Company’s debts and Liabilities to creditors (whether third parties or Members), in the order of priority as provided by Law, except any obligations to the Members in respect of their Capital Accounts;

(ii)	second, to set up such cash reserves which the Managing Member reasonably deems necessary for contingent or unforeseen Liabilities or future payments described in Section 10.2(b)(i) (which reserves when they become unnecessary shall be distributed in accordance with the provisions of subsection (iii) below); and

(iii)	third, the balance to the Members, pro rata in accordance with the number of Units owned by each Member.

(c)	Except as provided in Section 10.3(a), no Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

(d)	Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Company shall terminate and the Managing Member or the Winding-Up Member, as the case may be, shall have the authority to execute and record a certificate of cancellation of the Company, as well as any and all other documents required to effectuate the dissolution and termination of the Company.

Section 10.3      Rights of Members.

(a)	Each Member irrevocably waives any right that it may have to maintain an action for partition with respect to the property of the Company.

(b)	Except as otherwise provided in this Agreement, (i) each Member shall look solely to the assets of the Company for the return of its Capital Contributions and (ii) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations.

Section 10.4      Notices of Dissolution. If a Liquidating Event occurs or an event occurs that would, but for the provisions of Section 10.1, result in a dissolution of the Company, the Company shall, within 30 days thereafter, (a) provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Managing Member), and (b) comply, in a timely manner, with all filing and notice requirements under the Act or any other applicable Law.

Section 10.5      Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets in order to minimize any losses that might otherwise result from such winding up.

Section 10.6      No Deficit Restoration. No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets.

Article XI

GENERAL

Section 11.1      Amendments; Waivers.

(a)	The terms and provisions of this Agreement may only be waived, modified or amended (including by means of merger, consolidation or other business combination to which the Company is a party) with the approval of (y) the Managing Member and (z) if at such time the Members (other than PubCo) beneficially own, in the aggregate, more than 10% of the then-outstanding Units, the holders of greater than 50% of the outstanding Units held by Members other than PubCo; provided that no waiver, modification or amendment shall be effective until at least 5 Business Days after written notice is provided to the Members that the requisite consent has been obtained for such waiver, modification or amendment, and any Member, including any Member not providing written consent, shall have the right to undertake an Exchange Transaction prior to the effectiveness of such waiver, modification or amendment; provided further, that no amendment to this Agreement may:

(i)	modify the limited liability of any Member, or increase the liabilities or obligations of any Member, in each case, without the consent of each such affected Member; or

(ii)	materially alter or change any rights, preferences or privileges of any Interests in a manner that is different or prejudicial (or would have a different or prejudicial effect) relative to any other Interests, without the approval of a majority in interest of the Members holding the Interests affected in such a different or prejudicial manner

(b)	Notwithstanding the provisions of Section 11.1(a), the Managing Member, acting alone, may amend this Agreement or update the books and records of the Company (i) to reflect the admission of new Members, Transfers of Interests, the issuance of additional Equity Securities, as provided by the terms of this Agreement, and, subject to Section 11.1(a), subdivisions or combinations of Units made in compliance with Section 3.1(g), (ii) to the minimum extent necessary to comply with or administer in an equitable manner the Partnership Tax Audit Rules in any manner determined by the Managing Member, and (iii) as necessary to avoid the Company being classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

(c)	No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

Section 11.2      Further Assurances. Each party hereto agrees that it will from time to time, upon the reasonable request of another party, execute such documents and instruments and take such further action as may be required to accomplish the purposes of this Agreement.

Section 11.3      Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon the parties and their respective successors and assigns, but shall inure to the benefit of and be enforceable by the successors and assigns of any Member only to the extent that they are permitted successors and assigns pursuant to the terms hereof. No party hereto may assign its rights hereunder except as herein expressly permitted.

Section 11.4      Certain Representations by Members. Each Member (or, if such Member is disregarded for U.S. federal income tax purposes, such Member’s regarded owner for such purposes), by executing this Agreement and becoming a Member, whether by making a Capital Contribution, by admission in connection with a permitted Transfer, or otherwise, represents and warrants to the Company and the Managing Member, as of the date of its admission as a Member, that such Member is either (a) not a partnership, grantor trust, or a Subchapter S corporation for U.S. federal income tax purposes (e.g., an individual or a Subchapter C corporation), or (b) is a partnership, grantor trust, or a Subchapter S corporation for U.S. federal income tax purposes, but (i) permitting the Company to satisfy the 100-partner limitation set forth in Treasury Regulations Section 1.7704-1(h)(1)(ii) is not a principal purpose of any beneficial owner of such Member in investing in the Company through such Member and (ii) such Member was formed for business purposes prior to or in connection with the investment by such Member in the Company or for estate planning purposes.

Section 11.5      Entire Agreement. This Agreement, together with all Exhibits and Schedules hereto and all other agreements referenced therein and herein, including the Business Combination Agreement, Tax Receivable Agreement, Exchange Agreement, and the Registration Rights Agreement, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and therein.

Section 11.6      Rights of Members Independent. The rights available to the Members under this Agreement and at Law shall be deemed to be several and not dependent on each other and each such right accordingly shall be construed as complete in itself and not by reference to any other such right. Any one or more or any combination of such rights may be exercised by a Member or the Company from time to time and no such exercise shall exhaust the rights or preclude another Member from exercising any one or more of such rights or combination thereof from time to time thereafter or simultaneously.

Section 11.7      Governing Law. This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed in such State and without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by federal Law or are governed as a matter of controlling Law by the Law of the jurisdiction of organization of the respective parties.

Section 11.8      Jurisdiction and Venue. The parties hereto hereby agree and consent to be subject to the jurisdiction of any federal court of the District of Delaware or the Delaware Court of Chancery over any action, suit or proceeding (a “Legal Action”) arising out of or in connection with this Agreement. The parties hereto irrevocably waive the defense of an inconvenient forum to the maintenance of any such Legal Action. Each of the parties hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such Legal Action by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing in this Section 11.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

Section 11.9      Headings. The descriptive headings of the Articles, sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

Section 11.10      Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

Section 11.11      Notices. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by facsimile, by telecommunications mechanism or electronically, or (c) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

If to the Company or the Managing Member, addressed to it at:

P.O. Box 1303

Traverse City, MI 49685-1303

Attention: Fred Turcotte, Chief Financial Officer

E-mail: fturcotte@hagerty.com

With copies (which shall not constitute notice) to:

P.O. Box 1303

Traverse City, MI 49685-1303

Attention: Barbara Matthews, General Counsel

E-mail: bmatthews@hagerty.com

or to such other address or to such other Person as either party shall have last designated by such notice to the other parties. Each such notice or other communication shall be effective (i) if given by telecommunication or electronically, when transmitted to the applicable number or electronic mail address so specified in (or pursuant to) this Section 11.11 and an appropriate answerback is received or, if transmitted after 4:00 p.m. local time on a Business Day in the jurisdiction to which such notice is sent or at any time on a day that is not a Business Day in the jurisdiction to which such notice is sent, then on the immediately following Business Day, (ii) if given by mail, on the first Business Day in the jurisdiction to which such notice is sent following the date 3 days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, on the Business Day when actually received at such address or, if not received on a Business Day, on the Business Day immediately following such actual receipt.

Section 11.12      Representation By Counsel; Interpretation. The parties acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

Section 11.13      Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement, to the extent permitted by Law shall remain in full force and effect; provided that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable.

Section 11.14      Expenses. Except as otherwise provided in this Agreement, each party shall bear its own expenses in connection with the transactions contemplated by this Agreement.

Section 11.15      Waiver of Jury Trial. EACH OF THE COMPANY, THE MEMBERS, THE MANAGING MEMBER AND ANY INDEMNITEES SEEKING REMEDIES HEREUNDER HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.

Section 11.16      No Third Party Beneficiaries. Except as expressly provided in Section 6.2 and Section 10.2(b), nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under this Agreement or otherwise create any third party beneficiary hereto.

[Signatures on Next Page]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amended and Restated Limited Liability Company Agreement to be executed as of the date first above written.

COMPANY: THE HAGERTY GROUP, LLC

By:	/s/ McKeel Hagerty
Name: McKeel Hagerty
Title: Chief Executive Officer

Signature Page to
Fourth Amended and Restated Limited Liability Company Agreement of
THE HAGERTY GROUP, LLC

MEMBERS:

HAGERTY, INC.

By:	/s/ McKeel Hagerty
Name: McKeel Hagerty
Title: Chief Executive Officer

HAGERTY HOLDING CORP.

By:	/s/ McKeel Hagerty
Name: McKeel Hagerty
Title: Chief Executive Officer

MARKEL CORPORATION

By:	/s/ Richard R. Whitt, III
Name: Richard R. Whitt, III
Title: Co-Chief Executive Officer

Signature Page to
Fourth Amended and Restated Limited Liability Company Agreement of
THE HAGERTY GROUP, LLC

EXHIBIT A

Member	Number of Units Owned
Hagerty Holding Corp.	176,033,906
Markel Corporation	75,000,000
Hagerty, Inc.	82,327,466
Total	333,361,372

Exhibit A-1

EXHIBIT B

Exchange Agreement

Schedule 7.4(b)

Restricted Business

Developing valuation products and databases

Vehicle Identification Number Decoder

Collector vehicle auctions (physical or virtual)

Development of collector vehicle storage facilities and insurance of storage facilities where the primary purpose is storage of collector vehicles

Collector vehicle automotive events

Collector vehicle seminars

Collector vehicle enthusiast activities

Motorsports registration platform